UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.)

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Insured Municipal Income Fund Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Insured Municipal Income Fund Inc.
51 West 52nd Street
New York, New York 10019-6114

July 2, 2008

Dear Shareholders:

The July 17th annual meeting is fast approaching, and your vote on the enclosed WHITE proxy card is important.

You may have received proxy solicitation material from hedge fund manager Phillip Goldstein and his Bulldog Investors partnership ("BIGP"). Mr. Goldstein wants you to believe that open-ending the fund and electing him and his slate of directors to your Board is in your best interests. We urge you to reject Mr. Goldstein's efforts. Please return your WHITE proxy card if you have not already done so. Even if you have previously signed a Goldstein/BIGP proxy, please sign, date and return the enclosed WHITE proxy; you have the right to change your vote, and only the latest dated proxy counts.

Open-ending would limit tax-exempt dividends and may force the fund to cease operations

The fund is not designed to operate as an open-end fund. If the fund were forced to change its structure to become an open-end fund, many of its current investment strategies could no longer be used. A manager of a closed-end fund, such as Insured Municipal Income Fund Inc., can invest more of the fund's money for the benefit of the fund's stockholders. An open-end fund is forced to keep a portion of its assets in cash or liquid securities to meet redemptions. Redemptions are inevitable if your fund open-ends, and the fund could be forced to sell municipal bonds at discounted prices to raise cash to pay redeeming shareholders. Large scale redemptions would shrink the size of the fund, increase the expense ratio, hurt tax-exempt performance, and could potentially force the fund to liquidate.

Regulatory requirements applicable to all open-end funds would largely eliminate your fund's ability to use leverage. The fund has historically used leverage to help enhance the yield to common shareholders. The use of leverage has permitted the fund to pay shareholders a higher tax-exempt dividend.

In its most recent SEC filing, BIGP writes to the holders of the fund's auction preferred shares: "Our plan is to open-end the Fund. That will get you liquidity since your shares will be redeemed at $25,000 per share plus accrued interest." This is the second SEC filing in which BIGP talks of getting auction preferred shareholders $25,000 per share. What is its real game here? Even a cursory glance at public filings shows that the liquidation preference of the fund's auction preferred shares is $50,000 per share - not the $25,000 cited by BIGP in its two SEC filings. Why is BIGP offering ONE-HALF of the value of the auction preferred shares? Is this indicative of the overall quality of BIGP's analysis or is something else going on here? Is BIGP just a hedge fund looking to make its own short-term profits, regardless of what happens to the fund's long-term shareholders who seek tax-exempt income? Why is BIGP continuing to move forward with a purported proxy campaign when it missed the deadline to submit director nominations and proposals months ago? Do they think the rules apply to everyone else but them? This evidences a carelessness that doesn't bode well for handing off stewardship of your fund.

New ways to unfreeze outstanding auction preferred shares are being developed, as are new markets that may provide leverage for your fund. Your Board and fund management are working diligently and carefully in the fund's interest to participate in these innovations. Contrast that with Mr. Goldstein, whose limited concern for other shareholders resulted in his mistaken reporting of the preferred shares' liquidation preference.

The most recent SEC filing by BIGP also throws out numbers about board member compensation. As clearly disclosed in the fund's original proxy statement that we mailed to you, the compensation that a current independent board member receives from your fund for its last fiscal year ranged between $4,274 and $5,147. The fund's proxy statement clearly disclosed what board members received from the fund and other funds they oversee. Has Mr. Goldstein or BIGP disclosed to you what they might receive if their attack on the fund pays off? Their attacks divert the Board and management's resources and attention away from addressing other important issues for the fund. Please do not support them.

Your fund was designed for long-term investors seeking tax-exempt income. Please vote your shares on the enclosed WHITE proxy card.

Mr. Goldstein tries to bend the rules for his own purposes

Goldstein's past actions indicate to us that he is unwilling to abide by rules. For the following reasons, among others, we think he and his nominees are not good candidates to serve on your Board:

•

As he has done with your fund, Mr. Goldstein has a history of failing to follow the rules established by the corporate documents that govern the operation of closed-end funds. For instance, Goldstein nominated candidates to another fund's board that did not meet that fund's director qualification bylaws. With the RMR Hospitality and Real Estate Fund, Goldstein violated provisions of that Fund's Trust Agreement that limited the percentage of the fund's outstanding shares that could be owned by a single investor. In both cases, Mr. Goldstein started proxy contests, solicited shareholders and then failed to show up at the shareholders meeting to vote the proxies he had solicited from shareholders. His actions caused these funds to spend shareholders' money for no good reason.

•

Each of the BIGP nominees has prior business relationships with Mr. Goldstein. Four of BIGP's six nominees are described as principals of BIGP or its general partners. Five of these six nominees serve on the board of the Mexico Equity and Income Fund. This Mexico fund is reported to have traded at a discount of 14.92% as of June 30, 2008. And Mr. Goldstein attacks your current board because of the much smaller current discount of your fund?

In the fund's case, Mr. Goldstein did not make his proposals in a timely manner as required by the Fund's Bylaws. The Bylaws have been in place for years and apply to all shareholders. Mr. Goldstein is not acting on your behalf. Instead, to make a quick profit, he is recommending an unwise course of action which is likely to hurt the fund's performance - particularly its tax-exempt yield - and has caused the fund to expend substantial time and money responding to his actions.

The fund's Board strongly urges you not to sign any green proxy card you may receive from Mr. Goldstein or BIGP. Instead, we urge you to sign and date the WHITE proxy card enclosed with this letter and return it in the envelope provided. Alternatively, some investors may be able to vote online or by telephone by following the instructions on any enclosed voting instruction form. If you have any questions about this matter, please call Georgeson Inc., the Fund's proxy solicitor, toll free at 1-877-278-9670. Thank you for your time and attention.

Sincerely,

The Board of Directors of Insured Municipal Income Fund Inc.